EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

RELM Wireless Corporation
West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-218765 and Registration No. 333-147354) of RELM Wireless Corporation of our report dated March 6, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Moore Stephens Lovelace, P.A.

Miami, Florida
March 6, 2018